Theravance Receives Complete Response Letter on the Telavancin New Drug Application for the Treatment of cSSSI

SOUTH SAN FRANCISCO, CA -- (Marketwire - February 26, 2009) - Theravance, Inc. (NASDAQ: THRX) announced today that it received a Complete Response letter from the U.S. Food and Drug Administration (FDA) outlining requirements for approval of telavancin for the treatment of complicated skin and skin structure infections (cSSSI). Telavancin is a novel, bactericidal, once-daily injectable investigational antibiotic studied in the treatment of cSSSI and hospital-acquired pneumonia (HAP) caused by Gram-positive bacteria, including resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA).

The Complete Response letter requires a Risk Evaluation and Mitigation Strategy (REMS), data on patients with certain renal risk factors from the cSSSI and HAP studies, revisions to the draft label, and a customary safety update.

The REMS will consist of a Medication Guide, a communications plan and a timetable for submission of assessments to ensure the benefits of the drug outweigh the risk of potential teratogenicity. A boxed warning related to this risk will be included in the package insert noting that females of childbearing potential should have a negative pregnancy test prior to administration. A post-approval registry of pregnant women exposed to telavancin will also be required. The letter indicates that telavancin, if approved, will be classified as pregnancy category C. The HAP data can be provided by cross reference to the recently submitted New Drug Application (NDA). The required revisions to the draft labeling include monitoring of renal function and cautionary language regarding the use of telavancin in patients with certain renal risk factors.

The Complete Response does not include a requirement for any additional clinical trials for the continued review of the telavancin NDA for cSSSI.

"We are very pleased with the continued progress of our application and intend to address these requests promptly. We look forward to finalizing labeling discussions with the FDA in order to bring the benefit of telavancin to patients with these serious infections," said Rick E Winningham, Chief Executive Officer.

On November 19, 2008, telavancin received a favorable recommendation from the Anti-Infective Drugs Advisory Committee of the FDA for the treatment of cSSSI. The Committee voted 21 to 5 that the data presented demonstrate the safety and effectiveness of telavancin for treatment of cSSSI. The Committee also voted 18 to 5 (with 3 abstentions) that there are specific clinical situations in which the benefits of telavancin use in pregnant women with cSSSI would outweigh the risks, and 25 to 1 that a risk management strategy is needed to prevent unintended use of telavancin in pregnant women or women of child-bearing potential.

Conference Call and Webcast Information

Theravance has scheduled a conference call to discuss this announcement today at 5:00 p.m. Eastern Standard Time. To participate in the live call by telephone, please dial 877-723-9511 from the U.S., or 719-325-4766 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting Theravance's web site at www.theravance.com. To listen to the live call, please go to Theravance's web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's web site for 30 days through March 28, 2009. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on March 12, 2009 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 2304742.

About Telavancin

Telavancin is a bactericidal, once-daily injectable investigational antibiotic with a multifunctional mechanism of action. Telavancin was discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus, including MRSA, and other Gram-positive bacteria. Telavancin inhibits the formation of the bacterial cell wall and disrupts bacterial cell membrane function. Theravance believes the additive mechanisms of action seen with telavancin speed bacterial killing while also reducing the risks of inducing resistance to telavancin or cross-resistance with other antibiotics. Telavancin has been studied in two Phase 3 programs, one in cSSSI and one in HAP, both of which demonstrated non-inferiority in the all-treated (AT) and clinically evaluable (CE) patient populations versus vancomycin. Theravance believes these clinical programs comprise the largest global studies ever conducted in patients with confirmed MRSA infections. The FDA is currently reviewing the telavancin marketing application for the treatment of cSSSI. In late January 2009, Theravance submitted to the FDA an NDA for the proposed indication to treat nosocomial pneumonia (also known as HAP) caused by Gram-positive bacteria such as MRSA.

About the Telavancin Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of telavancin worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance will lead the development of and U.S. regulatory activities for telavancin for the treatment of cSSSI and HAP, and will collaborate substantially with Astellas in marketing in the United States for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company's key programs include: telavancin for the treatment of serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Horizon program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc. By leveraging its proprietary insight of multivalency toward drug discovery focused primarily on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including with respect to telavancin statements regarding any expectation that regulatory authorities will approve telavancin on the basis of existing preclinical and clinical data or at all) and the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, delays or failure to achieve regulatory approvals for, or to successfully launch product candidates, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's most recent quarterly or annual report filed with the Securities and Exchange Commission (SEC) and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:
Michael W. Aguiar
Senior Vice President and CFO
650-808-4100
investor.relations@theravance.com